                                                                     Exhibit 2.2


                            INTERIM SUPPLY AGREEMENT


         This Interim Supply Agreement (this "Supply Agreement") is made and entered into as of the 17th day of August, 2001 by and between NeoSan Pharmaceuticals Inc., a Delaware corporation (the "Company"), and AstraZeneca LP, a Delaware limited partnership (the "Manufacturer").

                                   WITNESSETH:

         WHEREAS, the Company desires to engage the Manufacturer to Manufacture the Products (as each term is defined below) for the Company on the terms and conditions set forth herein; and

         WHEREAS, the Manufacturer wishes to Manufacture the Products for the Company on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

         1.1.     Definitions.

         As used in this Supply Agreement, the following terms shall have the meanings ascribed to them below:

         (a) "Active Pharmaceutical Ingredients" means those ingredients set forth on Exhibit B.

         (b) "ADR" has the meaning set forth in Section 13.6 of this Supply Agreement.

         (c) "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. "Control," and with correlative meanings, the terms "controlled by" and "under common control with" means the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, resolution, regulation or otherwise. With respect to the Manufacturer, "Affiliate" shall also mean any corporation or other business entity that controls, is controlled by or under common control with AstraZeneca plc.

         (d)      "Approved Reformulation" has the meaning set forth in Section
3.6 of this Supply Agreement.

         (e)      "CGMP Requirements" means the requirements of the US CGMP.

         (f) "Company" has the meaning set forth in the preamble of this Supply Agreement.

         (g)      "Confidential Information" has the meaning set forth in
Section 10.1 of this Supply Agreement.

         (h) "Damages" has the meaning set forth in Section 11.1 of this Supply Agreement.

         (i) "Dispute" has the meaning set forth in Section 13.6 of this Supply Agreement.

         (j) "Dispute Notice" has the meaning set forth in Section 13.6 of this Supply Agreement.

         (k) "Disputing Party" has the meaning set forth in Section 13.6 of this Supply Agreement.

         (l) "Effective Date" means the date written in the preamble of this Supply Agreement.

         (m)      "FDA" means the United States Food and Drug Administration.

         (n) "FFDCA" means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C.ss.ss. 301 et seq., as amended.

         (o) "Firm Forecast" has the meaning set forth in Section 3.1 of this Supply Agreement.

         (p) "Firm Order" has the meaning set forth in Section 3.1 of this Supply Agreement.

         (q) "Government and Regulatory Authority Approval" means any and all actions of a Government or Regulatory Authority necessary for the Manufacture, distribution, promotion, marketing or sale of the Products.

         (r) "Government or Regulatory Authority" means any federal, state, or local (i) government, governmental instrumentality or governmental or other regulatory or administrative authority, agency, department, board or (ii) court, tribunal or judicial, administrative or arbitration tribunal.



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

         (s)      "Indemnification Claim Notice" has the meaning set forth in
Section 11.3 of this Supply Agreement.

         (t) "Indemnified Party" has the meaning set forth in Section 11.3 of this Supply Agreement.

         (u)      "Indemnitee" or "Indemnitees" has the meaning set forth in
Section 11.3 of this Supply Agreement.

         (v) "IP" has the meaning set forth in Section 12.1 of this Supply Agreement.

         (w) "Law" means any federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any Governmental or Regulatory Authority.

         (x) "Liability" means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due), including any liability for Taxes (whether arising under Treasury Regulation ss.1.1502-6 or otherwise).

         (y) "Long Term Forecast" has the meaning set forth in Section 3.1 of this Supply Agreement.

         (z) "Manufacture" and "Manufacturing" means the manufacturing, processing, formulating, packaging, labeling, holding and quality control and other testing of the Products to be performed prior to their delivery to Company by Manufacturer.

         (aa) "Manufacturer" has the meaning set forth in the preamble of this Supply Agreement.

         (bb) "Manufacturing Fee" means the fee paid to the Manufacturer pursuant to Section 5.1 of this Supply Agreement.

         (cc)     "MVI-12 Bulk" means the MVI-12 bulk solution.

         (dd) "MVI-12 Product" has the meaning set forth in Section 3.6 of this Supply Agreement.

         (ee)     "Party" means each of Manufacturer and Company.

         (ff) "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Government or Regulatory Authority.


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

         (gg) "Product" or "Products" means those pharmaceutical products listed in Schedule 1.1 hereto, in only those dosage forms and stages of completion (e.g., bulk or finished package form) specified therein, and any additional pharmaceutical products included in this definition from time to time in accordance with Section 3.6 of this Supply Agreement.

         (hh) "Quality Agreement" means the Agreement executed between the Parties on the date hereof, in the form set forth in Exhibit D.

         (ii) "Quality Control Unit" shall have the meaning set forth in the CGMP Requirements.

         (jj) "Raw Materials" means any excipient and component materials used to Manufacture the Products, but excluding the Active Pharmaceutical Ingredients.

         (kk)     "Registrations" means the New Drug Applications identified in
Schedule 2.2 hereto.

         (ll) "Retained Samples" has the meaning set forth in Section 5.3(b) of this Supply Agreement.

         (mm) "Specifications" means the written specifications and quality control testing procedures for the Products set forth on Exhibit A, as amended or supplemented in accordance with Section 2.6 of this Supply Agreement.

         (nn) "Supply Agreement" has the meaning set forth in the preamble hereof.

         (oo) "SNDA" has the meaning set forth in Section 3.6 of this Supply Agreement.

         (pp) "Term" has the meaning set forth in Section 8.1 of this Supply Agreement.

         (qq) "Territory" means the United States of America, its territories and possessions, including but not limited to Washington, D.C. and Puerto Rico.

         (rr) "Third Party Claim" has the meaning set forth in Section 11.4 of this Supply Agreement.

         (ss) "US CGMP" means the FDA's current Good Manufacturing Practice requirements as promulgated under the FFDCA at 21 CFR (parts 210 and 211), and as further defined by FDA guidance documents, as such may be amended from time to time.


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

                                   ARTICLE II
                             MANUFACTURE OF PRODUCTS

         2.1. Engagement of Manufacturer. Subject to the terms and conditions of this Supply Agreement, the Company hereby engages the Manufacturer to Manufacture each of the Products for the Company, and the Manufacturer accepts such engagement.

         2.2. Manufacture, Handling, Sale and Distribution. The Manufacturer shall Manufacture, hold, handle, ship, sell and, as applicable, distribute all Products Manufactured pursuant to this Supply Agreement in (a) accordance with the Registrations, Specifications, the Quality Agreement and this Supply Agreement and (b) material compliance with the CGMP Requirements and all other legal requirements applicable to the Manufacturing of Products to be marketed and sold in the Territory.

         2.3. Manufacturer Changes to Manufacturing Process. Subject to the Quality Agreement and Section 2.2 of this Supply Agreement, the Manufacturer may not materially change the Manufacturing process of a Product without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed.

         2.4. Company Requested Changes. Manufacturer shall make changes as promptly as practicable to the Specifications or Manufacturing process if requested in writing by the Company, including, but not limited to, changes to the existing Products, Active Pharmaceutical Ingredients or Raw Materials related to the Products; provided, however, that such changes comply with applicable Law.

         2.5. Costs of Changes. Unless otherwise agreed by the Parties, any and all direct costs associated with changes required or requested by Manufacturer pursuant to Section 2.3 (including documented internal administrative costs and the use of external technical consultants by Manufacturer in effectuating such changes) shall be borne by Manufacturer, unless such changes are required in order to comply with a change in the CGMP Requirements or any applicable Law, in which case they will be borne by Company. Unless otherwise agreed by the Parties, any and all direct costs associated with all other changes, including changes requested by Company pursuant to Section
2.4 (including documented internal administrative costs and the use of external technical consultants by Manufacturer in effectuating such changes) shall be borne by the Company.

         2.6. Amendment of Specifications. If a change is made to the Specifications or Registrations, the Company shall (a) amend the Registration for such Product, if required, to reflect such change, and (b) obtain required Government and Regulatory Authority Approval of such amendment, if any.

         2.7. Labeling. The Company shall specify all labeling to be used on each Product and the packaging thereof, including any changes or modifications to such labels; provided that Company shall ensure that all such labeling complies with


                                      5
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applicable Law. The Manufacturer agrees to use the specified labeling (and only such labeling) on the Products, and not to use such labeling on any other product. Any change or modification to any Product label shall be implemented by the Manufacturer (i) as soon as possible if required by Law, or (ii) as soon as reasonably practicable, but no later than 26 weeks, following Manufacturer's receipt of notification of such label changes; provided such changes or modifications meet regulatory requirements. The Company shall reimburse the Manufacturer for costs incurred in connection with any change made in accordance with the first sentence of this Section 2.7, including without limitation, the costs of obsolescence of goods-in-process, packaging materials and supplies, and finished goods not suitable for marketing in the Territory. Company shall own all intellectual property on and related to such labeling of products.

         2.8. Raw Materials and Active Pharmaceutical Ingredients. The Manufacturer shall purchase at its own expense and for its own account all Raw Materials, Active Pharmaceutical Ingredients, packaging components and other items of any nature whatsoever that the Manufacturer may use to Manufacture the Products. All right, title and interest in and to these items, and in and to all work-in-process incorporating these items, shall remain the sole property of the Manufacturer; provided the Company shall reimburse the Manufacturer for all costs associated with write-offs, obsolescence and/or destruction of finished inventory resulting from any change or modification to any Product Manufacturing process, Specifications, Registration or labeling pursuant to Article II of this Supply Agreement, but only to the extent such Raw Materials, Active Pharmaceutical Ingredients and other items relate to or were acquired to satisfy a Firm Order.

                                  ARTICLE III
                         FORECASTS, ORDERS AND SHIPMENT

         3.1. Forecasting. On the Effective Date, Company shall provide Manufacturer with a written good faith forecast estimating Company's quarterly requirements (broken out on a month-to-month basis) of each Product (which shall include the Company's requirements of MVI-12 Bulk and the other Products as set forth in Schedule 1.1 hereto) for each eight calendar quarter period commencing on October 1, 2001. Thereafter, not later than 120 days prior to the commencement of each subsequent calendar quarter during the Term, Company shall provide Manufacturer with rolling eight quarter forecasts (broken out on a month-to-month basis) that shall cover the succeeding eight quarter period (or the period until the expiration of the Term, if shorter) (such forecast as updated from time to time, the "Long-Term Forecast"). Except as set forth in Sections 3.2(a) and 3.2(b), the Long-Term Forecast shall not be binding on either Party, but the first calendar quarter of a Long-Term Forecast shall be a "Firm Order" and the second calendar quarter of a Long-Term Forecast shall be a "Firm Forecast."

         3.2.     Firm Orders.


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

         (a) Each Firm Order shall be a binding purchase order for specified quantities of the Products and shall include specific delivery dates (which delivery dates shall not exceed three times per month and shall not be on Saturday, Sunday or holiday); provided, that the initial Firm Order is attached as Exhibit C hereto and covers the period from the Effective Date until December 31, 2001.

         (b) The quantity of each Product specified in any Firm Order for delivery in any month of a calendar quarter shall not be less than 75% of the quantities in the applicable Firm Forecast; and in no event shall the Manufacturer be required in any month to deliver more than (i) 125% of the quantities in the applicable Firm Forecast or (ii) the maximum quantity of each Product specified on Schedule 3.2.

         (c) Manufacturer shall, within five days after Manufacturer receives the Firm Order, accept in writing each Firm Order submitted in accordance with this Section 3.2. Manufacturer shall be obligated to Manufacture and deliver the specified quantity of Products in accordance with the delivery schedule set forth in such Firm Order.

         3.3. Changes in Orders. The Manufacturer shall exercise its commercially reasonable efforts to comply with proposed amendments to Firm Orders that the Company may request after sending a Firm Order to the Manufacturer, but Manufacturer shall not be liable in any way for its inability to do so. Firm Orders may be amended only by mutual agreement of the Parties.

         3.4. Delivery. The Manufacturer shall deliver the quantities of each Product set forth in each Firm Order (as amended pursuant to Section 3.3 of this Supply Agreement) on the delivery date specified therein, at Manufacturer's facility at Westborough, Massachusetts, on an EXW basis (as defined in Incoterms
2000). Company shall supply, at its own expense, a sufficient number of portable tanks for transportation and storage of MVI-12 Bulk delivered by Manufacturer. Company shall be obligated to take delivery of the Products within five days of any delivery date set forth in a Firm Order. Each delivery shall be accompanied by a certificate of analysis.

         3.5. Notification. If at any time during the term of this Supply Agreement the Manufacturer believes it will be unable to supply, on a timely basis, Company with the full quantity of each Product forecasted to be or actually ordered by Company, the Manufacturer shall promptly notify Company; provided that such notification shall not relieve Manufacturer of its obligations under a Firm Order.

         3.6. Reformulated Product. Company acknowledges that Manufacturer is attempting to reformulate on behalf of the Company the Product currently marketed and sold as "MVI-12" (the "MVI-12 Product") pursuant to pursuant to the Federal Register Notice published by the FDA on April 20, 2000 [Docket No. 79N-0113]. In the event the FDA approves a supplemental New Drug Application relating to such reformulation of the MVI-12 Product (the "SNDA"), the Manufacturer and Company agree that without further action or deed this Supply Agreement will be amended so that


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all references in this Supply Agreement to the Product shall thereafter also include the approved reformulation of the MVI-12 Product (the "Approved Reformulation") in the dosage forms and stages of completion that shall be agreed by the Parties. The Parties shall use their good faith efforts to mutually agree on a schedule by which the MVI-12 Product will be discontinued and the Approved Reformulation, if any, will be Manufactured under this Agreement, which schedule may include the amendment of any Firm Forecasts and Firm Orders for the MVI-12 Product in effect at the time of approval of the SNDA, if agreed by the Parties, and will take into consideration any requirements by the FDA of the discontinuation of the MVI-12 Product.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         4.1. Representations and Warranties of Manufacturer. Manufacturer hereby represents and warrants to Company:

         (a) Authorization. This Supply Agreement has been duly executed and delivered by Manufacturer and constitutes the valid and binding obligation of Manufacturer, enforceable against Manufacturer in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to creditors' rights generally and by general equitable principles. The execution, delivery and performance of this Supply Agreement have been duly authorized by all necessary limited partnership action on the part of Manufacturer;

         (b) Absence of Conflicts. The execution, delivery and performance of this Supply Agreement by Manufacturer does not conflict with or constitute a default under any agreement, instrument or understanding, oral or written to which they are a party or by which they may be bound, does not conflict with any provision of any organizational document of Manufacturer and does not conflict with or violate any applicable law;

         (c) Organization and Standing. Manufacturer is a limited partnership, duly organized, validly existing and in good standing under the Laws of the State of Delaware;

         (d) Power and Authority. Manufacturer has full limited partnership power and authority to execute, deliver and perform this Supply Agreement and to consummate the transactions contemplated hereby;

         (e) Actions. There are no pending or uncorrected citations or adverse conditions noted in any inspection of the production facilities to be employed for the Manufacture of the Products;

         (f) Debarrment. None of Manufacturer, its Affiliates or any of its or their staff, or, to Manufacturer's knowledge, subcontractors or any member of the


                                      8
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subcontractors' staff has been disqualified or debarred by the FDA or any other
Government and Regulatory Authority for any purpose;

         (g) Charges. None of Manufacturer, its Affiliates or any of its or their staff, or, to Manufacturer's knowledge, subcontractors or any member of the subcontractors' staff have been charged with or convicted for conduct relating to the development or approval, or otherwise relating to the regulation, of any drug product under the Generic Drug Enforcement Act of 1992 or any other relevant Law; and

         (h) Products. All Products delivered pursuant to the terms hereof by the Manufacturer (or any subcontractor thereof) to Company during the Term will at delivery be (i) in compliance with this Supply Agreement, the Quality Agreement, the Registrations and the Specifications and (ii) in substantial compliance with applicable Law and the CGMP Requirements.

         4.2. Warranties of Company. Company hereby warrants and represents to the Manufacturer:

         (a) Authorization. This Supply Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to or affecting creditors' rights generally and by general equitable principles. The execution, delivery and performance of this Supply Agreement have been duly authorized by all necessary action on the part of Company, its officers and directors;

         (b) Absence of Conflict. The execution, delivery and performance of this Supply Agreement by Company does not conflict with or constitute a default under any agreement, instrument or understanding, oral or written to which it is a party or by which it may be bound, does not conflict with any provision of any organizational document of Company and does not conflict with or violate any applicable Law;

         (c) Organization and Standing. Company is a corporation, duly organized, validly existing and in good standing under the Laws of Delaware; and

         (d) Power and Authority. Company has full corporate power and authority to execute, deliver and perform this Supply Agreement and to consummate the transactions contemplated hereby.

         4.3. DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES AS SET FORTH IN ARTICLE IV OF THIS SUPPLY AGREEMENT, EACH PARTY HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESSED OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY WARRANTY OF QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A



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PARTICULAR USE OR PURPOSE OR ANY WARRANTY THAT THE PRODUCTS DO NOT OR WILL NOT
INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

                                   ARTICLE V
                                QUALITY ASSURANCE

         5.1. Manufacturer's Covenants. Manufacturer hereby covenants during the Term it shall (and cause its subcontractors to):

         (a) have and maintain the necessary expertise, personnel, facilities, permits and equipment to Manufacture the Products in accordance with, and to perform its other obligations arising under or out of, this Supply Agreement;

         (b) operate and maintain its premises, plant and machinery, equipment and procedures related to the Products in compliance with applicable CGMP Requirements;

         (c) perform its obligations arising under or out of this Supply Agreement (i) in substantial compliance with applicable Laws and CGMP Requirements; and (ii) in compliance with the Quality Agreement, the Registrations and the Specifications;

         5.2. Company's Covenants. Company hereby covenants during the Term that it shall hold, store, handle, ship, deliver, distribute and/or sell the Products (i) in substantial accordance with applicable CGMP Requirements and applicable Laws; and (ii) in compliance with the Specifications and Registrations.

         5.3. Testing Requirements, Retained Samples, Quality Control Testing, Stability. Except as provided in the Quality Agreement, Manufacturer shall be responsible for compliance with all sample retention, quality control testing and other testing requirements set forth in the Registrations and applicable Laws with respect to the Manufacturing of the Products that are required to be performed prior to the delivery to the Company of the Products, including the following:

         (a) Prior to delivery of any Product, Manufacturer's Quality Control Unit shall execute for each batch of Products to be delivered to Company, a certificate of analysis confirming that the Product has been made and tested in accordance with, and in conformity to, the master batch record, its Specifications, the CGMP Requirements, Registrations and all provisions of this Supply Agreement and the Quality Agreement. The certificate of analysis shall provide full analytical results with respect to the regulatory specifications, and shall be supplied with each delivery of each batch of Products to the Company.

         (b) Notwithstanding any termination or expiration of this Supply Agreement, Manufacturer shall keep manufacturing and quality control documentation as well as sufficient and representative retained samples of the relevant Product ("Retained Samples") in compliance with CGMP Requirements and other applicable Law, and in relation to MVI-12 Bulk, as requested by Company. The Quality Control Unit for each of Manufacturer and Company shall agree upon the amount of Retained Samples to be maintained for this purpose. The obligations under this
Section 5.3 shall be in effect for a period of six years from first use with respect to Retained Samples and for a minimum of eleven years from first production with respect to all documentation, but in any event no less than is required under applicable Law.

         (c) Manufacturer shall select and retain samples of each batch and lot of Products and conduct an ongoing stability program in accordance with the provisions of any Government and Regulatory Authority Approval and maintain all legally required samples, documents, and records including batch and lot production, releasable and rejectable batches, quality control and stability records, for a period of time equal to the greater of (i) six years from first use or (ii) the period of time required by the FDA or other Governmental or Regulatory Authority to allow Company to assume such stability program.

         (d) Manufacturer shall make available for review by Company, at any reasonable time upon reasonable notice, all records relevant to Manufacturer's performance hereunder, including written investigations of any deviations that may have occurred during the Manufacturing, inspection, or testing processes.

         (e) Manufacturer shall notify Company within 24 hours of the occurrence of any stability non-compliance, or of any confirmed out of Specification results with respect to each batch and lot of Products.

         (f) Products delivered hereunder by Manufacturer to Company shall not be adulterated within the meaning of the FFDCA or within the meaning of any other applicable Law.

         Subject to the foregoing, upon delivery of the Products to Company, Company shall be solely responsible for compliance with all quality control testing and other testing requirements set forth in the Registrations, this Supply Agreement, and all applicable Laws with respect to such Product.

         5.4. Company Option. The Company shall have the option, in its sole discretion, to assume on behalf of Manufacturer any of the testing, recording or other processes required to be undertaken by Manufacturer under this Supply Agreement, the Quality Agreement, the CGMP Requirements or any applicable Law. To the extent reasonably practicable, Manufacturer will assist Company to assume such obligations. To the extent the assumption of such obligation reduces the costs to the Manufacturer associated with the Manufacture of the Products, the Parties will reasonably agree to a reduction in the prices of the Products taking into account such assumption in obligations. To the extent Company assumes any obligation of Manufacturer herein, Manufacturer shall be relieved of such obligation under this Supply Agreement and the Quality Agreement.

         5.5. Non-Conforming Product. The Manufacturer shall not deliver to the Company any Product which would constitute a breach of the covenant set forth in Section 5.1(c) of this Supply Agreement or the Quality Agreement. In the event that any Product shall fail to pass the quality control testing conducted by the Manufacturer, the Manufacturer shall provide the test results to the Company and the Manufacturer shall not release the Product batch.

         5.6      Rejection of Delivered Product.

         (a) In the event that the Company determines that any shipment of Product would constitute a breach of the covenant set forth in Section 5.1(c) of this Supply Agreement, including without limitation, the Specifications or CGMP Requirements, then the Company shall give the Manufacturer written notice (including sufficient samples for confirmatory testing) (i) within 15 days after receipt thereof, in the case of non-conformities relating to completeness or other damages that may be readily discoverable by the inspection of the Product for such purposes, or (ii) within 15 days after discovery, in the case of other non-conformities (including without limitation, non-conformities relating to stability). The Manufacturer shall undertake appropriate testing of the samples provided by Company and notify Company whether it has confirmed such non-conformity within seven business days after receipt of Company's notice. If the Manufacturer notifies the Company that it has not confirmed such non-conformity, and the Company continues to insist such non-conformity exists, the Manufacturer shall submit the disputed shipment for testing to an independent testing laboratory of recognized standing in the industry mutually agreeable to the Company and the Manufacturer. The findings of the laboratory shall be binding on the Parties. The expenses for such testing shall be borne by the party whose analysis was not substantiated by the findings of the laboratory.

         (b) If it shall have been confirmed pursuant to Section 5.6(a) of this Supply Agreement that any Product delivered to the Company pursuant to this Supply Agreement would result in a breach of the covenant set forth in Section 5.1(c) of this Supply Agreement, including without limitation, the Specifications or the CGMP Requirements, the Manufacturer shall promptly remedy such noncompliance at its own cost and as reasonably agreed by the Parties, which may include (i) replacing the non-conforming Product with a substitute Product that conforms to the warranty, including return shipping, and (ii) properly destroying and/or disposing of the noncompliant Product.

                                   ARTICLE VI
                               PRICE AND PAYMENTS

         6.1. Manufacturing Fee. The price for the supply of each Product (the "Manufacturing Fee") during the first two years of the Term shall be equal to the


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

Manufacturer's fiscal 2000 cost of goods sold as calculated and set forth in column eight in Schedule 6.1 hereto for such Product; provided, however, that the Manufacturing Fee shall be reviewed on the first anniversary of the Effective Date and shall be increased or decreased at such time by an amount equal to the (a) net increases or decreases in costs to Manufacturer for the Active Pharmaceutical Ingredients and Raw Materials and (b) net increases or decreases in costs of other components of the cost of goods sold calculation, provided the percentage increase in costs in Section 6.1(b) may not exceed the most recent annual percentage increase in the national CPI as reported in The Wall Street Journal on the day prior to relevant anniversary of the Effective Date. Manufacturer shall use its commercially reasonable efforts to obtain favorable prices on the Active Pharmaceutical Ingredients and Raw Materials. In the event the FDA approves the SNDA, the price for the commercial supply of the reformulation of the MVI-12 Product will be equal to the Manufacturer's costs of such product, including materials, labor and variable overhead, calculated at the time such Product becomes commercially available. In the event this Supply Agreement is extended beyond the second anniversary of the Effective Date pursuant to Section 8.1, the Manufacturing Fee for each Product shall be equal to the Manufacturers' full variable and fixed costs therefor, plus 20 percent.

         6.2. Invoices. Upon delivery of each shipment of Products in accordance with Section 3.4 of this Supply Agreement, the Manufacturer shall promptly invoice the Company for such delivery. Payment shall be due 30 days after receipt by the Company of such invoice; provided, however, that if the Company rejects a shipment pursuant to Section 5.5 of this Supply Agreement, then payment shall be due within 30 days after receipt by the Company of notice from the laboratory pursuant to Section 5.5(b) of this Supply Agreement that the invoiced Product is conforming, or the receipt by the Company of replacement Product, as the case may be.

         6.3. Manner of Payment. The Company shall make all payments pursuant to this Article VI by check or by wire transfer of immediately available U.S. denominated funds to a bank account designated in writing by the Manufacturer.

         6.4. Taxes. Any duty, sales, use or excise or other similar taxes imposed by any Government or Regulatory Authority that apply to the purchase of the Products shall be for the account of the Company, other than taxes based on income, profits, receipts or capital of the Manufacturer. The Company shall provide to the Manufacturer any applicable sales, use or resale tax exemption certificates prior to shipment of any Products.

                                  ARTICLE VII
                           REGULATORY MATTERS; RECORDS

         7.1. Notification of Inspections; Communications. The Manufacturer shall notify the Company in writing as soon as practicable upon receipt of notice of any proposed visit or inspection by the FDA, or after any unannounced visit or inspection; to the extent that such report or communication relates to a Product or the Manufacture thereof within 72 hours of such notice or visit. The Manufacturer shall provide to the Company a copy of any report and other written communications received from the FDA; to the extent that such report or communication relates to a Product or the Manufacture thereof within five business days after receipt thereof.

         7.2.     Recalls; Market Withdrawals.

         (a) Recall Procedures. Manufacturer and Company shall each maintain such records as required by applicable Laws and codes of practice to permit a recall, field correction or market withdrawal of any Product delivered to Company or customers of Company effected voluntarily or under a directive of any Government and Regulatory Authority. Each party agrees that, upon request in connection with a recall, field correction or market withdrawal, it shall provide copies of its relevant records to the other party upon request, excluding confidential customer information or information subject to attorney-client or other privilege. Each party shall give immediate notice by telephone (to be confirmed in writing) to the other party upon discovery that any Product should be recalled, corrected or withdrawn from the market, or may be required to be recalled, corrected or withdrawn from the market. The decision to initiate a recall or market withdrawal or to take any other corrective action shall be made by Company. While Manufacturer shall reasonably cooperate with Company in developing any necessary recall, market withdrawal or correction plan, the manner and extent of such plan shall be reasonably decided by Company. Manufacturer shall cooperate as reasonably required by Company in the implementation of such plan. The obligations under this Section 7.2(a) shall survive the termination of this Supply Agreement.

         (b) Cost of Recall. Manufacturer shall bear the cost of a recall, market withdrawal or corrective action only in the event that the recall, market withdrawal or corrective action is required by (i) any failure of Manufacturer or the Product to comply with CGMP Requirements, the Specifications or any warranty or other requirement under this Supply Agreement or (ii) any failure of Manufacturer to comply in all material respects with applicable Law.

         7.3. Regulatory Assistance. The Manufacturer agrees to provide to the Company such information and assistance to the extent relating to the Manufacturing of the Products, any Raw Materials or Active Pharmaceutical Ingredients as the Company may reasonably require for purposes of (a) applying for and maintaining all Registrations for the Products in the Territory, or (b) enabling the Company to comply with CGMP Requirements and other applicable Laws. Such information or assistance shall include without limitation, providing the Company with all reasonable reports, authorizations, certificates, methodologies, and other documentation in the possession or under the control of the Manufacturer relating to the Manufacture of the Products (or any Raw Materials or Active Pharmaceutical Ingredients thereof).

         7.4. Inspection. Upon reasonable notice to Manufacturer, and in a manner calculated not to interfere with Manufacturer's conduct of business, Manufacturer shall allow:

         (a) Company's employees, agents, consultants and representatives to inspect the Manufacturing, testing, stability, and quality control facilities and/or programs of Manufacturer (or its subcontractors, to the extent practicable) which relate to the Products, including the actual process of Manufacture of Raw Materials, Active Pharmaceutical Ingredients and Products and the associated records, and if applicable, any separate facility of Manufacturer (or its subcontractors, to the extent practicable) for quality control testing;

         (b) one or more Company quality assurance employees, consultants or agents, or one or more representatives of Company's third party contract manufacturers to observe the entire process of Manufacture of each batch or lot, or selected batches or lots, of Raw Materials, Active Pharmaceutical Ingredients and Products (Manufacturer agrees to give Company 20 business days prior written notice of all production runs of the Products at any of its, or, to the extent possible, its subcontractors' or, to the extent practicable, its supply manufacturers' facilities, and Company shall be entitled to have one or more representatives observe, review and inspect all aspects of such production); and

         (c) representatives from the quality assurance department of Company to have access to its manufacturing, warehousing, laboratory premises and associated records related to the Products for audit purposes. The timing of these audits shall be defined by the Company, but shall not exceed twice a year. Where significant quality issues are detected, Company shall be allowed to carry out additional specific audits designed to lead to resolution of these issues and may require Manufacturer to retain an independent expert to certify that such issues have been resolved. Company commits during any audit to follow Manufacturer systems and procedures to ensure the safety, confidentiality and security of Manufacturer processes, facilities and personnel.

         7.5. Correction of Defects. Manufacturer shall use its commercially reasonable efforts to promptly correct any defects identified during audits by Company undertaken pursuant to Section 7.4(c). This approach shall require a time schedule with defined corrective actions which shall be reviewed by Company quality assurance department where there is an impact on the Products.

                                  ARTICLE VIII
                              TERM AND TERMINATION

         8.1. Term. This Supply Agreement shall commence as of the Effective Date and shall expire on the second anniversary thereof, unless earlier terminated pursuant to Article VIII of this Supply Agreement (the "Term"); provided, however, Company may, by giving six months prior written notice, extend such two year period for a period not to exceed one year.

         8.2. Termination. Either Party shall have the right to terminate this Supply Agreement upon written notice to the other upon the occurrence of either of the following:

         (a) the other Party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes as assignment for the benefit of creditors, or becomes subject to involuntary proceedings under any bankruptcy or insolvency Law (which proceedings remain undismissed for 60 days); or

         (b) the other Party fails to cure a material breach of this Supply Agreement or the Purchase Agreement, within 30 days after receiving written notice of the breach from the non-breaching Party.

         8.3. Effect of Termination by Manufacturer. If this Supply Agreement is terminated by Manufacturer pursuant to Section 8.2:

         (a) Except as set forth in paragraphs (b) and (c) below, Manufacturer shall stop the Manufacturing of Products for Company.

         (b) Reimbursement of Cost. Company shall reimburse Manufacturer for its full variable and fixed costs that Manufacturer may have incurred (or to which Manufacturer may be committed) in connection with the Manufacturing of the Products, including the purchase of Raw Materials and Active Pharmaceutical Ingredients, by Manufacturer before the effective date of termination, that was reasonably required by Manufacturer in order to meet Company's requirements of Products as set out in any Firm Order applicable at the time of such termination, plus 10% of such costs (or 35% if such termination occurs after the second anniversary of the Effective Date).

         (c) Company to Take Product. At Company's option, which must be exercised within ten days after Company receives notice of termination, Company shall be entitled to take delivery upon prior payment to Manufacturer (pursuant to Section 8.3(b) above) for any Raw Materials, Active Pharmaceutical Ingredients, work-in-process or finished Product.

         8.4. Termination by Company. If this Supply Agreement is terminated by Company pursuant to Section 8.2:

         (a) Except as set forth in paragraphs (b), (c) and (d), Manufacturer shall stop the Manufacturing of Product for Company.

         (b) Assignment of Authorizations. Manufacturer shall surrender all authorizations, licenses and permits specifically allowing the Manufacture of the Products to the appropriate authorities for cancellation.

         (c) Work-in-Process, Products. If, and to the extent Company elects, Manufacturer shall (and shall cause its Affiliates and subcontractors to) deliver to Company in accordance with Section 3.4 of this Supply Agreement, or as otherwise agreed by the Parties, (i) Products for the prices then in effect under this Supply Agreement and (ii) work-in-process at Manufacturer's material costs for such work-in-process.

         (d) Firm Orders. At Company's option, Firm Orders not yet started shall be cancelled without penalty to either Party. If requested by Company, Manufacturer shall complete or Manufacturer shall cause the completion of the Manufacturing of any work-in-process that is subject to a valid and effective Fim Order on the date on which the termination is effective. Once such work-in-process is completed, the resulting product shall be shipped in accordance with Company's Firm Orders.

         8.5. Expiration of Agreement. If this Supply Agreement expires by its terms pursuant to Section 8.1:

         (a) Cessation of Activities. Manufacturer shall (and Manufacturer shall cause its Affiliates and subcontractors to) stop the Manufacturing of Products, cease to use the documents, instructions and information (in whichever format, including but not limited to electronically stored data) to the extent that such information relates to the Products and/or their Manufacture, quality control testing, handling and/or storage and return to Company, at Company's expense, any and all such documents, instructions and information; and

         (b) Assignment of Authorizations. Manufacturer shall surrender all authorizations, licenses and permits specifically allowing the Manufacture of Products to the appropriate authorities for cancellation.

         (c) Work-in-Process, Product. Company shall purchase (or have purchased) from Manufacturer its inventory of work-in-process and Products to the extent such work-in-process and Products were reasonably required by Manufacturer in order to meet Company's requirements of Products as set out in any Firm Orders placed by Company and Company shall pay for such work-in-process and Products. The price for Products shall be those prices then in effect under this Supply Agreement and the price for the work-in-process shall be Manufacturer's full variable costs.

         8.6.     Effect of Termination.

         (a) Termination or expiration of this Supply Agreement shall not relieve the Parties of any obligation accruing prior to such termination. The rights and obligations of the Parties under Sections 1.1, 3.4, 5.3, 5.4, 5.5, 5.6, 7.1, 7.2, 7.3, 8.3, 8.4, 8.5, this Clause 8.6, 10.1, Article XI and Article
XIII of this Supply Agreement shall survive the expiration or termination of this Supply Agreement.

         (b) Upon the expiration or termination of this Supply Agreement, the Manufacturer shall promptly return to the Company all Confidential Information that the Company has provided to the Manufacturer pursuant to this Supply Agreement.

                                   ARTICLE IX
                                  FORCE MAJEURE

         9.1. Force Majeure. Except as otherwise expressly set forth in this Supply Agreement, neither Party shall be deemed to have defaulted under or breached this Supply Agreement for failure or delay in fulfilling or performing any term or provision of this Supply Agreement (other than the payment of money) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including without limitation fire, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, or acts of God.

         9.2. Mitigation. A Party affected by an event of force majeure shall use commercially reasonable efforts to remedy, remove or mitigate such event and the effects thereof with all reasonable dispatch; provided, however, that this Section 9.2 shall not require that the affected Party settle a strike or labor controversy by acceding to the demands of the opposing party or parties.

         9.3. Notice of Force Majeure. The Party affected by any event of force majeure shall promptly notify the other Party, explaining the nature, details and expected duration thereof. Such Party shall also notify the other Party from time to time as to when the affected Party reasonably expects to resume performance in whole or in part of its obligations hereunder, and notify the other Party of the cessation of any such event. If a Party anticipates that an event of force majeure may occur, such Party shall notify the other Party of the nature, details and expected duration thereof.

                                   ARTICLE X
                                 CONFIDENTIALITY

         10.1. Nondisclosure and Nonuse Obligation. Each of the Manufacturer and the Company agrees to keep confidential any and all information furnished by such Party to the other Party or its agents, whether pursuant to this Supply Agreement or through any prior disclosure (collectively, the "Confidential Information"), and not to disclose the Confidential Information to any Person without the prior consent of the furnishing Party, except to the extent that such Confidential Information is (a) is known by the receiving Party at the time of its receipt as documented by written records; (b) is in the public domain other than as a result of a breach by the receiving Party of this Section 10.1;
(c) is subsequently disclosed to the receiving Party by a third party which is not under an obligation of confidentiality to the furnishing Party; (d) is independently developed by the receiving Party; or (e) is required to be disclosed by Law or court order, provided, however, that notice thereof is promptly delivered to the furnishing Party in order to provide an opportunity to challenge or limit such disclosure obligations. The receiving Party further agrees to use such Confidential Information only for the purpose of carrying out its obligations under this Supply Agreement. The obligations of confidentiality and non-use set forth in this Section 10.1 shall survive for a period of ten years beyond the termination or expiration of this Supply Agreement, provided, however, that either Party may disclose such information to any Government and Regulatory Authority to the extent necessary to obtain the approval of any such Government and Regulatory Authority to make and have made products pursuant to the terms and conditions of this Supply Agreement. Notwithstanding any other provision of this Supply Agreement, all proprietary or nonpublic information relating to the Products which is owned by the Company, including Confidential Information purchased from the Manufacturer, shall be considered Confidential Information of Company (and not Manufacturer or its Affiliates) with respect to which Manufacturer will have obligations of confidentiality described herein, unless it becomes generally available to the public, other than through an act or omission of Manufacturer or its Representatives.

                                   ARTICLE XI
                                 INDEMNIFICATION

         11.1. By Manufacturer. Subject to Section 11.3 of this Supply Agreement, from and after the Effective Date, Manufacturer shall indemnify, reimburse, defend and hold harmless Company, its Affiliates, and their respective officers, directors, employees, agents, successors and assigns from and against any and all costs, losses, Liabilities, damages, lawsuits, deficiencies, claims and expenses (including reasonable fees and disbursements of attorneys) (collectively, the "Damages"), incurred in connection with, arising out of, resulting from or incident to (a) any breach of this Supply Agreement by Manufacturer including any breach by the Manufacturer of its representations or warranties or a failure by the Manufacturer to comply or perform any covenants hereunder; and (b) any negligence or willful misconduct by Manufacturer or any subcontractor of Manufacturer with respect to the Manufacture of the Products hereunder.

         11.2. By Company. Subject to Section 11.3 of this Supply Agreement, from and after the Effective Date, Company shall indemnify, defend and hold harmless Manufacturer, its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (a) any breach of this Supply Agreement by Company, including any breach by the Company of its representations or warranties or a failure by the Company to comply or perform any covenants hereunder; and (b) any negligence or willful misconduct by Company or any subcontractor of Company.

         11.3. Procedures. The Indemnified Party (as defined below) shall give the indemnifying Party written notice (an "Indemnification Claim Notice") within 30 days (or such other additional reasonable period that the Indemnified Party can establish is reasonably necessary to permit it to determine whether to make a request for indemnification) of any Damages or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 11.1 or Section 11.2, but in no event shall the indemnifying Party be liable for any Damages that result from failure to provide such notice within such period. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Damages (to the extent that the nature and amount of such Damages are known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Damages. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (collectively, the "Indemnitees" and each an "Indemnitee") shall be made solely by such Party to this Supply Agreement (the "Indemnified Party").

         11.4. Third Party Claims. The obligations of an indemnifying Party under this Section 11.4 with respect to Damages arising from claims of any third party that are subject to indemnification as provided for in Sections 11.1 or
11.2 of this Agreement (a "Third Party Claim") shall be governed by and be contingent upon the following additional terms and conditions:

         (a) At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party at any time after the indemnifying Party's receipt of an Indemnification Claim Notice with respect to such Third Party Claim. The assumption of the defense of a Third Party Claim by the indemnifying Party shall be construed as an acknowledgment that the indemnifying Party is liable to indemnify any Indemnitee for Damages in respect of such Third Party Claim. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, the indemnifying Party shall not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is later determined that the negligence or willful misconduct of the Indemnified Party caused, or was a contributing cause to, the Third Party Claim or the Damages relating thereto, the Indemnified Party shall reimburse the indemnifying Party for the legal costs and all costs and expenses (including attorneys' fees and costs of suit) and any Damages, or its equitable proportion, as the case may be, incurred by the indemnifying Party in its defense of the Third Party Claim with respect to such Indemnitee.

         (b) Without limiting Section 11.4(a), any Indemnitee shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnitee's own expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing, or (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.4(a) (in which case the Indemnified Party shall control the defense).

         (c) With respect to any Damages relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee's becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Damages in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.4(a) of this Agreement, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise voluntarily dispose of such Damages; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The indemnifying Party shall not be liable for any settlement or other voluntary disposition of Damages by an Indemnitee that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party.

         (d) Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. To the extent the records of the Indemnitee referenced in this Section 11.4(d) are privileged by an attorney-client relationship, the parties shall cooperate in a manner as to preserve such privilege but to afford the indemnifying Party with all information relevant to such Third Party Claim.

                                  ARTICLE XII
                          INTELLECTUAL PROPERTY RIGHTS

         12.1. Inventions. Each Party shall own all right, title to and interest in any inventions, discoveries or innovations, whether patentable or not, that such Party or its employees or agents may make in performing such Party's obligations hereunder (the "IP"); provided, however, Manufacturer shall grant to Company an irrevocable, nonexclusive, worldwide, royalty-free, fully paid up, perpetual license, with right to sublicense and assign, in the IP solely to Manufacture, have Manufactured, use, have used, import, offer for sale, and have sold and sell the Products.

                                  ARTICLE XIII
                                  MISCELLANEOUS

         13.1.    LIMITATION ON LIABILITY.

                  NONE OF THE MANUFACTURER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING FOR LOST PROFITS), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF OR RELATING TO THIS SUPPLY AGREEMENT; PROVIDED, HOWEVER, THIS EXCLUSION IS NOT INTENDED TO, NOR SHALL, EXCLUDE ACTUAL OR COMPENSATORY DAMAGES OF THE AFFECTED PARTY.

         13.2. Assignment. Without the prior written consent of the other Party, which will not be unreasonably withheld, neither Party shall assign, whether voluntarily, involuntarily, by operation of Law or otherwise, this Supply Agreement or any of its rights or duties hereunder; provided, however, that each of the Manufacturer and the Company may, without such consent, assign this entire Supply Agreement and all of its rights and obligations hereunder to an Affiliate, to the purchaser of all or substantially all of the assets of such Party, or to its successor entity or acquiror in the event of a merger, consolidation or change in control; provided, however, that any purported assignment by a Party will not release such Party from any of its obligations under this Supply Agreement. Any attempted assignment or delegation in violation of the preceding sentence shall be void. All validly assigned rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of the Company or the Manufacturer, as the case may be. In the event either Party seeks and obtains the other Party's consent to assign or delegate its rights or obligations to another Party, the assignee or transferee shall assume all obligations of its assignor or transferor under this Supply Agreement.

         13.3. Severability. If any provision of this Supply Agreement is held to be illegal, invalid or unenforceable under any present or future Law applicable to the Parties or the performance by either Party of its obligations hereunder, and if the rights or obligations of any Party under this Supply Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Supply Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, (c) the remaining provisions of this Supply Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and
(d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Supply Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by applicable Law, each Party hereby waives any provision of Law that would render any provision hereof prohibited or unenforceable in any respect.

         13.4. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and delivered personally, sent by telecopier (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                  If to the Manufacturer, to:

                  AstraZeneca Pharmaceuticals LP
                  1800 Concord Pike
                  P.O. Box 15437
                  Wilmington, DE 19850-5437
                  Attn:  General Counsel
                  Telephone: (302) 886-3244
                  Facsimile: (302) 886-1578

                  with a copy to:

                  Covington & Burling
                  1201 Pennsylvania Avenue, N.W.
                  Washington, D.C.  20004
                  Attention: John A. Hurvitz, Esq.
                  Telephone: (202) 662-6291
                  Facsimile: (202) 662-6291

                  If to the Company, to:

                  NeoSan Pharmaceuticals Inc.
                  2320 Scientific Park Drive
                  Wilmington, NC 28405
                  Attn: Dr. Philip Tabbiner, President
                  Telephone: (910) 254-7000
                  Facsimile: (910) 815-2387
                  with a copy to:

                  aaiPharma Inc.
                  2320 Scientific Park Drive
                  Wilmington, NC 28405
                  Attn.: General Counsel
                  Telephone: (910) 254-7000
                  Facsimile: (910) 815-2387

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered. It is understood and agreed that this Section 13.4 is not intended to govern the ordinary course business communications necessary between the Parties in performing their duties, in due course, under the terms of this Supply Agreement, including, without limitation, the placement of orders and the delivery of forecasts.

         13.5. Applicable Law. This Supply Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without reference to the rules of conflict of Laws thereof.

         13.6. Disputes. If a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a "Dispute"), the Parties shall use the following procedure in good faith prior to either Party pursuing other available judicial or nonjudicial remedies:

         (a) A meeting shall be held between the Parties within ten days after either Party gives written notice of a Dispute to the other Party (the "Dispute Notice"). The meeting shall be attended by a representative of each Party having decision-making authority regarding the Dispute (subject to Board of Directors or equivalent approval, if required), who shall attempt in good faith to negotiate a resolution of the Dispute.

         (b) If, within 30 days after the Dispute Notice, the Parties have not succeeded in negotiating a written resolution of the Dispute, upon written request by either Party to the other Party, the Parties shall promptly negotiate in good faith jointly to appoint a mutually acceptable neutral person not affiliated with either Party (the "Neutral"). If the Parties are not able to agree on an acceptable Neutral within 45 days after the Dispute Notice, the CPR Institute for Dispute Resolution shall be responsible for selecting a qualified, disinterested, and conflict-free Neutral within 15 days of being approached by either Consultant or AstraZeneca. The fees and costs of the Neutral and the CPR Institute for Dispute Resolution shall be shared equally by the Parties.

         (c) In consultation with the Neutral, the Parties shall negotiate in good faith to select or devise a nonbinding alternative dispute resolution procedure ("ADR") by which they will attempt to resolve the Dispute, and a time and place for the ADR to be held, with the Neutral (at the written request of either Party to the other Party) making the decision as to the procedure, place, and time if the Parties have been unable to agree on any such matters in writing within ten days after selection of the Neutral.

         (d) The Parties shall participate in good faith in the ADR to its conclusion; provided, however, that neither Party shall be obligated to continue to participate in the ADR if the Parties have not resolved the Dispute in writing within 90 days after the Dispute Notice and if either Party shall have terminated the ADR by delivery of written notice of termination to the other Party following expiration of the 90-day period. If either Party so requests in writing to the Neutral (with a copy to the other Party), the Neutral shall make a recommended resolution of the Dispute in writing to each Party following either the conclusion of the ADR or any termination notice after selection of the Neutral. The recommendation of the Neutral shall not be binding upon the Parties; provided, however, that the Parties shall give good faith consideration to the settlement of the Dispute on the basis of such recommendation, and if one Party does not accept such recommendation (the "Disputing Party") and either Party thereafter pursues any other judicial or nonjudicial remedy to conclusion, the Disputing Party shall pay the reasonable attorneys' fees, costs, and other expenses (including expert witness fees) of the other Party, if any, if the result thereof is not more favorable to the Disputing Party than the recommendation of the Neutral.

         Notwithstanding anything herein to the contrary, nothing in this
Section 13.6 shall preclude either Party from seeking interim or provisional relief, including, without limitation, a temporary restraining order, preliminary injunction, or other interim equitable relief concerning a Dispute, either prior to or during the ADR, if necessary to protect the interests of such Party. This Section 13.6 shall be specifically enforceable.

         13.7. Entire Agreement. This Supply Agreement and the attached Schedules and Exhibits, which are incorporated herein, constitute the entire agreement between the Parties with respect to the subject matter hereof and all prior agreements with respect hereto are superseded. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment or modifications hereof shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

         13.8. Headings. The headings used in this Supply Agreement are intended for convenience only and shall not be considered part of the written understanding between the Parties and shall not affect the construction of this Supply Agreement.

         13.9. Subcontracting. The Manufacturer may not subcontract with any Affiliate or non-Affiliate third party to perform any of its obligations hereunder except with the prior written consent of the Company, which shall not be unreasonably withheld. In no event shall any such subcontract release the Manufacturer from any of its obligations under this Supply Agreement except to the extent they are performed by such subcontractor. Any subcontract shall be in writing and shall include a provision that grants Company commercially reasonable rights to monitor the subcontractor, conduct inspections and audits of the subcontractor's facilities and to receive notice of regulatory actions and communications, and in each case such benefit shall be on terms no less favorable than Company has with respect to Manufacturer under this Supply Agreement (as amended from time to time). Company will be provided a copy of any such subcontract.

         13.10. Independent Contractors. It is expressly agreed that the Manufacturer, on the one hand, and the Company, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither the Manufacturer, on the one hand, nor the Company, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

         13.11. Waiver. The waiver by either Party of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

         13.12. Counterparts. This Supply Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13.13. No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Supply Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.


                  [Remainder of Page Intentionally Left Blank]

                  IN WITNESS WHEREOF, the Parties have caused this Supply Agreement to be executed by their duly authorized representatives as of the date first above written.

AstraZeneca LP                            NeoSan Pharmaceuticals Inc.


By:     /s/ Ann V. Booth-Barbarin         By:      /s/ Philip S. Tabbiner
        --------------------------                 --------------------------

Name:   Ann V. Booth-Barbarin             Name:    Philip S. Tabbiner
        --------------------------                 --------------------------

Title:  Assistant Secretary               Title:   President
        --------------------------                 --------------------------


                             aaiPharma Inc. Guaranty


         In consideration of AstraZeneca, L.P.'s ("Manufacturer") entering into the foregoing Interim Supply Agreement (the "Agreement") with NeoSan Pharmaceuticals Inc. ("Company"), a wholly-owned subsidiary of aaiPharma Inc., aaiPharma Inc. hereby guaranties the performance by Company of its obligations under the Agreement, when and as due, subject to all defenses that Company may lawfully raise with respect to any claims by Manufacturer, other than defenses under or relating to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally.





                                 aaiPHARMA INC.





                                 By: /s/ Gregory S. Bentley
                                    -------------------------------

                                     Name:  Gregory S. Bentley

                                     Title: Executive Vice President and
                                            General Counsel



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